COLONIAL ADJUSTABLE RATE US GOVERNMENT FUND
                              FUND YIELD CALCULATION
                             (CALENDAR MONTH-END METHOD)
                         30-DAY BASE PERIOD ENDED 8/31/95


                                        a-b       6
                        FUND YIELD = 2 ----- +1  -1
                                        c-d

                                                                    ADJUSTED
                                                      YIELD          YIELD*
 a = dividends and interest earned during           -----------     --------
     the month ................................       $65,189         $65,189

 b = expenses (exclusive of distribution fee)
     accrued during the month..................         5,948          33,405

 c = average dividend shares outstanding
     during the month .........................     1,470,754       1,470,754

 d = class A maximum offering price per share
     on the last day of the month .............        $10.18          $10.18


      CLASS A YIELD ...........................          4.80%           2.56%
                                                        =======         =======
      Class A yield/(1-Load)
      ie: 4.80%/(1-.0325)=yield on NAV=       4.96%
         Less:  Distribution fee             -0.65
                                           ---------
      CLASS B YIELD ...........................          4.31%           2.00%
                                                        =======         =======

      CLASS C YIELD ...........................          4.96%           2.65%
                                                        =======         =======

       * Without voluntary expense limit.